CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Securitas Edgar Filings, Inc.

New York, NY

Gentlemen:

We have issued our report dated March 20, 2012, accompanying the financial statements of Securitas Edgar Filings, Inc. contained in the Post-Effective Amendment to Form S-1, under the Securities Exchange Act of 1934, as amended.  We consent to the use of the aforementioned report in the Post-Effective Amendment to Form S-1, under the Securities Exchange Act of 1934, as amended.

Hackensack, New Jersey

March 20, 2012